Exhibit 99.1

For Immediate Release	Contacts:
October 1, 2007	Michael Claes
Burson-Marsteller
(212) 614-5236
Michael.Claes@bm.com

Sarah Silverman
Burson-Marsteller
(415) 591-4045
PACIFIC LUMBER, SCOTIA PACIFIC AND MAXXAM PROPOSE FULL-PAYMENT PLAN OF
REORGANIZATION WITH SIGNIFICANT ENVIRONMENTAL BENEFITS

■	All creditors paid in full

■	Headwaters environmental commitments to remain in place

■	Ancient redwoods to be preserved

■	Preservation-oriented real estate development project to be commenced

■	MAXXAM to provide an important economic contribution to the reorganized business
SCOTIA, CA. AND HOUSTON, TX — October 1, 2007 — The Pacific Lumber Company (Pacific Lumber) and its subsidiaries, including Scotia Pacific Company LLC (Scopac), together with MAXXAM Inc. (MAXXAM) as co-proponent, has filed a plan of reorganization and disclosure statement in the U.S. Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.
The plan, which is subject to the bankruptcy process, including approval by the Bankruptcy Court, provides for the continued operations of Pacific Lumber and Scopac as a consolidated company and the full repayment of all secured and unsecured creditors. The plan also details a project designed to unlock significant value from certain portions of Palco’s timberlands, while preserving approximately 6,600 acres of ancient redwood forest for future generations. Further, the plan affirms the environmental commitments that arose out of the historic Headwaters Agreement with the state and federal governments.
From an operational perspective, the plan contemplates a new business model for continued operation of the Scotia sawmill and continued forest operations but at harvest levels that are significantly lower than current or historical rates. It also contemplates the sale of Scopac’s ancient redwood groves to a buyer or buyers willing to commit to the permanent environmental protection of these scarce and valuable old-growth redwood trees. The plan moreover provides for the creation of a new low density conservation and preservation oriented real estate development project under which significant acreage adjoining the old growth redwood groves would be developed and sold.
A key feature of the plan is the consolidation of Pacific Lumber, Scopac and other subsidiaries. While the plan envisions a meaningful reduction in historical harvest rates, the new operating paradigm and asset sales will provide sufficient cash flow to meet the current and projected future debt obligations of the reorganized entity.
To demonstrate its commitment to the success of the reorganized Pacific Lumber, MAXXAM will make the following important economic contributions—valued at more than $150 million—to the Debtors:

■	Providing its real estate expertise to assist Palco in “unlocking” the value of the old growth redwood groves and the adjacent conservation and preservation oriented real estate development;

■	Contributing $25 million toward a fund that will allow existing note holders to cash out a portion of their notes.

■	Forgiving $40 million of intercompany debt.

■	Contributing important tax benefits to Palco with a projected present value of approximately $85 million.
“This plan saves a 140 year old company and creates a viable forest products enterprise that can provide excellent long term jobs and it does so by putting some of the company’s most unique and valuable property to a higher and better use than commercial forestry” states George O’Brien, President and CEO of Pacific Lumber and Scopac. “The most environmentally sensitive areas will become permanent preserves, and the adjoining acreage will be developed as residential and recreational property under strict environmental guidelines. The effect of this project will be to preserve the old growth redwood groves, while at the same time significantly expanding the amount of land dedicated to conservation and preservation in Humboldt County.”
“This is a comprehensive plan to put the company on its feet as a sustainable operation, fully meet our obligations, and honor the environmental leadership of Pacific Lumber in protecting old growth redwoods.” said O’Brien. “I also want to recognize the leadership shown by MAXXAM in standing alongside us as a co-proponent of the plan and as a significant economic contributor which underscores not only the viability of the plan but the confidence MAXXAM has in our future.”